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                                                                    Exhibit 23.1

                    [Letterhead of HSBC Investment Bank plc]




                      CONSENT OF HSBC INVESTMENT BANK PLC

Board of Directors
Comcast UK Cable Partners Limited
Clarendon House
2 Church Street West
Hamilton, HM 11 BERMUDA

     We hereby consent to the inclusion of our opinion letter, dated February 4, 1998, to the Board of Directors of Comcast UK Cable Partners Limited ("Partners") as Annex E to the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement on Form S-4 relating to the amalgamation of Partners with NTL (Bermuda) Limited, a wholly owned subsidiary of NTL Incorporated, to the references therein to HSBC Investment Bank plc and to the description of the above-mentioned opinion letter under the captions "Summary--The Amalgamation and the Amalgamation Agreement--Opinion of Partners' Financial Advisor", "The Amalgamation--Background of the Amalgamation", "The Amalgamation--Partners' Reasons for the Amalgamation; Recommendation of the Partners Board", and "The Amalgamation--Opinion of Partners' Financial Advisor."

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   HSBC INVESTMENT BANK PLC


                                   By: /s/ Stephen Routledge
                                       ---------------------



September 28, 1998